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                                                                    EXHIBIT 99.2

May 6, 2004

Reliant Energy, Inc.
1000 Main Street
Houston, Texas

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2004, of the facts relating to your change in method of accounting for planned major maintenance for operations acquired or developed prior to December 31, 1999 from the accrue-in-advance method to expensing these costs as incurred. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Reliant Energy, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Reliant Energy, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Reliant Energy, Inc., or on the financial position, results of operations or cash flows of Reliant Energy, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003.

Yours truly,

DELOITTE & TOUCHE LLP